UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No.1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-3904668
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA	90806
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series A Junior Participating Preferred Stock, par value $.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-137272

Securities to be registered pursuant to Section 12(g) of the Act:

Not applicable
(Title of Class)

FORM 8-A
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Obagi Medical Products, Inc. (the “Corporation”), with the Securities and Exchange Commission on December 23, 2011 (including the exhibits thereto, the “Form 8-A”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement (the “Original Rights Agreement”) , dated December 23, 2011, by and between the Corporation and American Stock Transfer & Trust Company, LLC, as rights agent.

Item 1.	Description of Registrant’s Securities to be Registered:

Item 1 of the Form 8-A is supplemented by adding the following:

Amendment to Rights Agreement

On May 25, 2012, the Corporation entered into an amendment (the “Amendment”) to the Original Rights Agreement to address certain matters raised by companies that issue proxy voting guidelines, such as Institutional Shareholder Services. The Amendment modifies the definition of a Qualifying Offer and the time frames in which: (i) stockholders representing at least ten percent (10%) of the Corporation’s common stock par value $0.001 per share (the “Common Shares”) may request the Corporation’s Board of Directors (the “Board”) to call a special meeting of stockholders to exempt the Qualifying Offer from operation of the Rights Agreement; and (ii) the Board must then call and hold such a special meeting.

Under the Original Rights Agreement, a Qualifying Offer is defined as an offer that is determined by a majority of the independent members of the Board to have several required characteristics, which are generally intended to preclude offers that are coercive, abusive or highly contingent.  Four of these characteristics include the following:

•
The offer must be subject only to the condition that a minimum of at least a majority of the outstanding Common Shares on a fully-diluted basis be tendered and not withdrawn as of the offer’s expiration date, and other customary terms and conditions, which conditions cannot include financing, funding or similar conditions or requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any of the Corporation’s other outside advisors;

•
The offer must be one pursuant to which the Corporation and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than one hundred and twenty (120) business days and, if a stockholder demand is duly delivered to the Board at least ten (10) business days after the date of the special meeting or, if no special meeting is held within the required period, at least ten (10) business days following the end of such period, subject to certain exceptions set forth in the Rights Agreement;

•
The offer must be one pursuant to which the Corporation has received an irrevocable written commitment by the offeror that the offer, if it is otherwise to expire prior thereto, will be extended for at least fifteen (15) business days after any increase in the price offered, and after any bona fide alternative offer is commenced, subject to certain exceptions set forth in the Rights Agreement; and

•
The offer must be one pursuant to which the Corporation and its stockholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof).

Under the Amendment, these four characteristics have been revised as follows (all revisions are in bold, italicized type):

•
The offer must be subject only to the condition that a minimum of at least a majority of the outstanding Common Shares on a fully-diluted basis be tendered and not withdrawn as of the offer’s expiration date, and other customary terms and conditions, which may include a condition based upon the occurrence of a material adverse event, but which conditions cannot include financing, funding or similar conditions or requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any of the Corporation’s other outside advisors;

•
The offer must be one pursuant to which the Corporation and its stockholders have received an irrevocable written commitment of the offeror, subject to the conditions set forth above, that the offer will remain open for not less than ninety (90) calendar days and, if a stockholder demand is duly delivered to the Board at least ten (10) business days after the date of the special meeting or, if no special meeting is held within the required period, at least ten (10) business days following the end of such period, subject to certain exceptions set forth in the Rights Agreement;

•
The offer must be one pursuant to which the Corporation has received an irrevocable written commitment by the offeror, subject to the conditions set forth above, that the offer, if it is otherwise to expire prior thereto, will be extended for at least fifteen (15) business days after any increase in the price offered, and after any bona fide alternative offer is commenced, subject to certain exceptions set forth in the Rights Agreement; and

•
The offer must be one pursuant to which the Corporation and its stockholders have received an irrevocable written commitment of the offeror, subject to the conditions set forth above, that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof).

A list of the other required characteristics for a Qualifying Offer, which were not affected by the Amendment, can be found on page 13 of the Corporation’s Proxy Statement for its forthcoming Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 27, 2012.

In addition, under the Original Rights Agreement, in the event that the Corporation receives a Qualifying Offer (that has not been terminated prior thereto and which continues to be a Qualifying Offer), stockholders representing at least 10% of the Common Shares then outstanding may request that the Board call a special meeting of stockholders to vote to exempt the Qualifying Offer from the operation of the Rights Agreement not earlier than ninety (90), nor later than one hundred and twenty (120), business days following the commencement of such offer. The Board must then call and hold such a meeting to vote on exempting such offer from the terms of the Agreement within the ninetieth (90th) business day following receipt of the stockholder demand for such meeting; provided that such period may be extended if, prior to such vote, the Corporation enters into an agreement (that is conditioned on the approval by the holders of not less than a majority of the outstanding Common Shares) with respect to a merger, recapitalization, share exchange, or a similar transaction involving the Corporation or the direct or indirect acquisition of more than fifty percent (50%) of its consolidated total assets (a “Definitive Acquisition Agreement”), until the time of the meeting at which the stockholders will be asked to vote on the Definitive Acquisition Agreement. If no person has become an Acquiring Person (as defined in the Original Rights Agreement), the offer continues to be a Qualifying Offer and stockholders representing at least a majority of the Common Shares represented at the meeting at which a quorum is present vote in favor of redeeming the rights, then such Qualifying Offer shall be deemed exempt from the Rights Agreement on the date that the vote results are certified. If no person has become an Acquiring Person and no special meeting is held by the date required, the rights will be redeemed at the close of business on the tenth (10th) business day following that date.

Under the Amendment, the required timeframes have been shortened such that in the event that the Corporation receives a Qualifying Offer (that has not been terminated prior thereto and which continues to be a Qualifying Offer), stockholders representing at least 10% of the Common Shares then outstanding may request that the Board call a special meeting of stockholders to vote to exempt the Qualifying Offer from the operation of the Rights Agreement not earlier than sixty (60), nor later than ninety (90), calendar days following the commencement of such offer. The Board must then call and hold such a meeting to vote on exempting such offer from the terms of the Agreement within the sixtieth (60th) calendar day following receipt of the stockholder demand for such meeting.

The description of the Amendment to the Original Agreement set forth above is qualified in its entirety by reference to the actual terms of  such Amendment, which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Miscellaneous

The Original Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2, respectively, to this Amendment No. 1 to Form 8-A and are incorporated herein by reference. The above description of the material terms of the Amendment No.1 as they relate to the Original Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.      Exhibits.

Exhibit Number	Description
3.1
Certificate of Designations of Series A Junior Participating Preferred Stock of Obagi Medical Products, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 23, 2011).

4.1
Rights Agreement dated as of December 23, 2011 between Obagi Medical Products, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, including the form of Certificate of Designations of Series A Junior Participating Preferred Stock of Obagi Medical Products, Inc. attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 23, 2011).

4.2	Amendment No. 1 to Rights Agreement dated as of May 25, 2012 between Obagi Medical Products, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent.

 SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: May 25, 2012	By:	/s/ Preston S. Romm
Preston S. Romm
Chief Financial Officer